Exhibit 5.1

Four Seasons Education (Cayman) Inc.

5th Floor, Building C Jin'an 610

No. 610 Hengfeng Road

Jing'an District, Shanghai 200070

People’s Republic of China

17 April 2018

Dear Sirs

Four Seasons Education (Cayman) Inc. (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 17 April 2018 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 4,201,330 ordinary shares, par value US$0.0001 per share (the "Shares"), issuable by the Company pursuant to the 2015 Share Incentive Plan adopted by the directors of the Company on 22 July 2015 (the "2015 Plan") and the 2017 Share Incentive Plan adopted by the directors of the Company on 27 March 2017 and as amended by the directors of the Company on 4 April 2018 (the "2017 Plan", and together with the 2015 Plan, the "Plans", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the second amended and restated memorandum and articles of association of the Company adopted by special resolution on 13 October 2017 and effective immediately prior to the completion of the initial public offering of the Company's American depositary shares representing the Shares (the "Memorandum and Articles"), and the resolutions of the directors of the Company passed on 22 July 2015, 27 March 2017 and 4 April 2018 (together, the "Resolutions").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company have been duly and validly authorized.

2.

When issued and paid for in accordance with the terms of the Plans and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP